UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 6, 2006 (July 1, 2006)
Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices) (Zip Code)
(615) 263-3000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On July 1, 2006, Corrections Corporation of America (the “Company”) appointed William K. Rusak as Executive Vice President and Chief Human Resources Officer of the Company. In this position, Mr. Rusak will report directly to John Ferguson, the Company’s Chief Executive Officer. The Company will employ Mr. Rusak pursuant to the terms of an employment agreement.
     The terms of Mr. Rusak’s employment agreement are generally as described below, subject in all respects to the terms and conditions of the employment agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by this reference.
          Duties. Mr. Rusak will serve as the Executive Vice President and Chief Human Resources Officer of the Company and such other office or offices to which he may be appointed or elected by the Board of Directors of the Company. Subject to the direction and supervision of the Board of Directors of the Company, Mr. Rusak will perform such duties as are customarily associated with the office of Chief Human Resources Officer and such other offices to which he may be appointed or elected by the Board of Directors.
          Term. Subject to the termination provisions described below, the term of the agreement expires on December 31, 2006 and is subject to two one-year automatic renewals unless either party gives not less than 60 days prior written notice to the other party that it is electing not to extend the agreement.
          Compensation. The agreement provides for an annual salary of $250,000, as well as customary benefits, including a bonus pursuant to the Company’s cash compensation incentive plan, stock options or restricted stock awards pursuant to the Company’s equity incentive plan, life and health insurance, and reimbursement for membership fees in connection with Mr. Rusak’s membership in professional and civic organizations which are approved in advance by the Company. Pursuant to the terms of the agreement, the Company will also reimburse Mr. Rusak for all reasonable travel and other business expenses incurred by Mr. Rusak in performance of his duties. Mr. Rusak’s compensation payable under the agreement is subject to annual review by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated, and may be increased based on his personal performance and the performance of the Company. The Agreement also provides for a one-time grant to Mr. Rusak’s on his first day of employment of (i) an option to purchase 14,265 shares of common stock of the Company and (ii) an award of 5,196 shares of restricted stock. Each of these awards is subject to the terms of the Company’s Amended & Restated 2000 Stock Incentive Plan and a separate award agreement.
          Termination of Agreement. Under the agreement, if the Company terminates the employment of Mr. Rusak “with cause,” it is only required to pay Mr. Rusak his salary through the date of such termination. If the Company terminates the employment of Mr. Rusak “without cause,” including non-renewal by the Company or Mr. Rusak, the Company generally is required to pay a cash severance payment equal to one-half (1/2) of his annual base salary then in effect, payable in accordance with a predetermined schedule based on the date of termination. In the event of termination in connection with a “change in control,” whether by resignation or otherwise, Mr. Rusak will be entitled to receive (i) a lump sum cash payment equal to 2.99 times his base salary then in effect, (ii) certain tax reimbursement payments, and (iii) coverage under existing life, medical, disability, and health insurance plans for a period of one year.
          Non-Competition. Pursuant to the terms of the agreement, Mr. Rusak is prohibited from competing with the Company during the term of his employment and for a period of one year following termination of employment. Mr. Rusak is also subject to certain confidentiality and non-disclosure provisions during this period.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits
10.1	Employment Agreement, dated as of July 1, 2006, with William K. Rusak.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 6, 2006	CORRECTIONS CORPORATION OF AMERICA
	By:	/s/ Irving E. Lingo, Jr.
Irving E. Lingo, Jr.
Executive Vice President and Chief Financial Officer